June 2008

Preliminary Terms No. 664
Registration Statement No. 333-131266
Dated May 22, 2008 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Protected Absolute Return Barrier Notes due December 20, 2009
Based on the Price of Shares of the Financial Select Sector SPDR Fund
Protected Absolute Return Barrier Notes provide principal protection as well as potential appreciation based on the absolute value of the return of the underlying shares, but only if the price of the underlying shares remains within a specified range at all times during the term of the notes.  Consequently, you will receive a positive return whether the price of the underlying shares on the valuation date is higher or lower than the initial share price, as long as the price of the underlying shares remains within the specified range at all times.
SUMMARY TERMS
Issuer:	Morgan Stanley	Issuer ratings:	Moody’s: Aa3 / S&P: AA- (each negative outlook)*
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	June , 2008
Original issue date:	June , 2008 (5 business days after the pricing date)
Maturity date:	December 20, 2009
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price is outside the price range, $0.
Maximum payment at maturity:	$12.40 to $12.60 (124% to 126% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:	At any time on any day during the observation period, the price of one underlying share.
Price range:	Any price of the underlying shares that is:
▪ greater than or equal to: , which is the initial share price x 74-76%; and
▪ less than or equal to: , which is the initial share price x 124-126%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Initial share price:	The closing share price on the pricing date
Final share price:	The closing share price times the adjustment factor on the valuation date
Valuation date:	December 17, 2009, subject to postponement for certain market disruption events.
Adjustment factor:`	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Interest:	None
CUSIP:	617480439
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$	$	$
(1)    The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 6 for further details.
(2)   For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

* The ratings listed above have been assigned to the issuer and reflect each rating agency's views of the likelihood that we will honor our obligation to pay the principal and the supplemental redemption amount, if any, payable under the terms of the notes at maturity and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The ratings assigned by the rating agencies reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal at any time by such rating agencies in their sole discretion.  Each rating should be evaluated independently of any other rating.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

  Prospectus Supplement for Protected Absolute Return Barrier Notes dated November 21, 2007
  Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP: MSPRB1107002

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

Investment Overview

Protected Absolute Return Barrier Notes

The Protected Absolute Return Barrier Notes based on the Price of the Financial Select Sector SPDR Fund (the “notes”) provide investors:

¡
the opportunity to gain exposure to the underlying shares over the 18-month term of the notes while expressing no specific view on the underlying shares — only the view that the price of the underlying shares will remain within the specified range during the observation period

¡	potential capped appreciation (124 to 126% of the stated principal amount) provided the price of the underlying shares remains with the specified range at all times during the observation period

¡	100% principal protection regardless of the performance of the underlying shares

Maturity:	18 months

Maximum payment at maturity:	$12.40 to $12.60 (124% to 126% of the stated principal amount)

Principal protection:	100%

Payment at maturity:
$10 plus the supplemental redemption amount. The supplemental redemption amount will equal:

¡ If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or

¡ If at any time on any day during the observation period the share price is outside the price range, $0.

Financial Select Sector SPDR Fund Overview

The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company.  The Select Sector SPDR Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  The Financial Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The Financial Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the financial sector of the S&P 500 Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.

Information as of market close on May 20, 2008.

Bloomberg Ticker Symbol:	XLF
Current Share Price:	$25.53
52 Weeks Ago (on 5/21/2007):	$37.86
52 Week High Intraday Share Price (on 6/1/2007):	$38.02
52 Week Low Intraday Share Price (on 3/17/2008):	$23.45

Financial Select Sector SPDR Fund – Intraday Highs, Lows and Closes from January 3, 2005 to May 20, 2008

June 2008	Page 2

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

Key Investment Rationale

These Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a return of up to 24% to 26% regardless of whether the underlying shares appreciate or depreciate, as long as the share price remains within the price range at all times during the observation period.

Best Case Scenario
The share price remains within the price range at all times during the observation period and investors receive $10 times the absolute price return, subject to the maximum payment at maturity of $12.40 to $12.60 (124% to 126% of the stated principal amount) per note.  The actual maximum payment at maturity will be determined on the pricing date.  At maturity, investors will maximize their returns if, on the valuation date, the absolute price return is 24% to 26% and the share price has remained within the price range at all times during the observation period.

Worst Case Scenario
The share price is outside the price range at any time on any day during the observation period and investors only receive the principal amount of their investment at maturity.  The notes are 100% principal protected.

Summary of Selected Key Risks (see page 9)

Structure Related Risks

¡	No interest payments

¡	If the share price moves outside the price range at any time on any day, the supplemental redemption amount will be zero

¡	Appreciation potential is limited

¡	Market value of notes may decline

Underlying Share Related Risks

▪	There are risks associated with investments in securities with concentration in a single industry.

▪	Adjustments to the underlying shares or to the Financial Select Sector Index could adversely affect the notes

¡	The underlying shares may not exactly track the Financial Select Sector Index

¡	The antidilution adjustments do not cover every event that could affect the underlying shares

Secondary Market Related Risks

¡	Market price of the notes will be influenced by many unpredictable factors

¡	Secondary trading may be limited

¡	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

¡	Hedging and trading activity could potentially affect the value of the notes

Other Risks

¡	Economic interests of the calculation agent may be potentially adverse to investor interests

¡	Investing in the notes is not equivalent to investing in the underlying shares

¡	Credit risk to Morgan Stanley

June 2008	Page 3

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the underlying shares and on whether the price of the underlying shares has remained within the price range at all times during the observation period.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June , 2008	June , 2008 (5 business days after the pricing date)	December 20, 2009, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Issue price:	$10 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per note
Interest:	None
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪ If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price is outside the price range, $0.

Maximum payment at maturity:	$12.40 to $12.60 (124% to 126% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:
At any time on any day during the observation period, the price of one underlying share published at such time on such day on Bloomberg under ticker symbol “XLF” or any successor symbol, times the adjustment factor.

Price range:	Any share price that is: ▪ greater than or equal to: , which is the initial share price x 74 to 76%; and ▪ less than or equal to: , which is the initial share price x 124 to 126%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Initial share price:	The closing share price on the pricing date
Final share price:	The closing share price times the adjustment factor on the valuation date
Valuation date:	December 17, 2009, subject to postponement for certain market disruption events.
Adjustment factor:`	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

June 2008	Page 4

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617480439
Minimum ticketing size:	100 notes
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Long-term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no stated interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  If the notes were priced on May 16, 2008, the “comparable yield” would be a rate of 4.2420% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.6376 due at maturity. The actual comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day-count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$0.2121	$0.2121
January 1, 2009 through June 30, 2009	$0.2166	$0.4287
July 1, 2009 through the Maturity Date	$0.2089	$0.6376

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

June 2008	Page 5

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying shares, in futures or options contracts on the underlying shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the value of the underlying shares and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for absolute return barrier notes.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.175	<$999K
$9.9625	$0.13750	$1MM-$2.99MM
$9.94375	$0.11875	$3MM-$4.99MM
$9.925	$0.100	>$5MM
Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2008	Page 6

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the share price return from -100% to +100% and assumes a hypothetical initial share price of $25.00, a hypothetical price range which includes all share prices greater than or equal to the hypothetical initial share price times 75% and less than or equal to the hypothetical initial share price times 125% (the actual initial share price and the actual price range will be determined on the pricing date), and for the shaded rows, that the share price has remained within the price range at all times during the observation period.  In this example, the underlying shares must move by more than 25% in either direction from the hypothetical initial share price before we would not pay you a supplemental redemption amount.

Share price	Share Price Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
$50.00	100%	$0.00	$10.00	0%
$37.50	50%	$0.00	$10.00	0%
$31.50	26%	$0.00	$10.00	0%
$31.25	25%	$2.50	$12.50	25%
$30.00	20%	$2.00	$12.00	20%
$28.00	12%	$1.20	$11.20	12%
$27.00	8%	$0.80	$10.80	8%
$26.00	4%	$0.40	$10.40	4%
$25.50	2%	$0.20	$10.20	2%
$25.00	0%	$0.00	$10.00	0%
$24.50	-2%	$0.20	$10.20	2%
$24.00	-4%	$0.40	$10.40	4%
$23.00	-8%	$0.80	$10.80	8%
$22.00	-12%	$1.20	$11.20	12%
$20.00	-20%	$2.00	$12.00	20%
$18.75	-25%	$2.50	$12.50	25%
$18.50	-26%	$0.00	$10.00	0%
$12.50	-50%	$0.00	$10.00	0%
$0.00	-100%	$0.00	$10.00	0%

At maturity, the notes will pay at least 100% of the principal amount and have the potential to pay a supplemental redemption amount based on the closing share price at the end of the observation period if the share price has remained within the price range throughout the entire observation period.

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

June 2008	Page 7

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

Payment Example 1
The closing share price increases by 12% from the hypothetical initial share price of $25.00 to a final share price of $28.00, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:
$10 x absolute value of [(28.00 – 25.00) / 25.00]  = $1.20

Payment at Maturity  = $11.20

Payment Example 2
The closing share price decreases by 12% from the hypothetical initial share price of $25.00 to a final share price of $22.00, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:
$10 x absolute value of [(22.00 – 25.00) / 25.00]  = $1.20

Payment at Maturity  = $11.20

Payment Example 3
The closing share price decreases by 2% from the hypothetical initial share price of $25.00 to a final share price of $24.50, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:
$10 x absolute value of [(24.50 – 25.00) / 25.00]  = $0.20

Payment at Maturity  = $10.20

Payment Example 4
The closing share price moves outside the price range at any time on any day during the observation period.  Because the share price has moved outside the price range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $10 per $10 stated principal amount regardless of the final share price.

Payment at Maturity  = $10.00

June 2008	Page 8

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-16 of the prospectus supplement for protected absolute return barrier notes.

Structure Specific Risk Factors

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The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Unless the price of the underlying shares at maturity has sufficiently increased or decreased over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the closing share price on the valuation date and on whether the share price remains within the price range throughout the observation period.

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No guarantee of supplemental redemption amount.  If at any time on any day during the observation period the share price is outside the price range, no supplemental redemption amount will be paid and investors will receive only the principal amount of their investment at maturity.  An increase in share price volatility would increase the likelihood of the share price moving outside the price range at some point during the observation period, in which case investors will not receive any supplemental redemption amount at maturity.

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Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $12.40 to $12.60 per note, or 124% to 126% of the stated principal amount.  In no event will the supplemental redemption amount exceed $2.40 to $2.60 because if the final share price is less than 74% to 76% or greater than 124% to 126% of the initial share price, the share price will have moved outside the price range and your supplemental redemption amount will equal $0.

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Market value of notes may decline.  If at any time on any day during the observation period the share price is outside the price range, the market value of each note will decline below the stated principal amount and will no longer be linked to the share price.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

Underlying Share Specific Risk Factors

▪
The Financial Select Sector SPDR Fund is concentrated in the financial services sector.  All or substantially all of the equity securities held by the Financial Select Sector SPDR Fund are issued by companies whose primary business is directly associated with the financial services sector, including the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate, including real estate investment trusts.  Because the value of the notes is linked to the performance of the Financial Select Sector SPDR Fund, an investment in the notes will be concentrated in the financial services sector.

Financial services companies are subject to specific and substantial risks, including, without limitation, extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, the businesses they can enter and the interest rates and fees they can charge.  The ability of companies in the financial services sector to generate profits is largely dependent on the availability and cost of capital funds, which may fluctuate significantly when interest rates change.  Recent losses related to the financial difficulties of borrowers involved in “sub-prime” lending practices and other recent developments in the credit market have and will likely continue to cause a great deal of volatility in the financial services sector.  The stock prices of financial institutions, especially those engaged in investment banking, brokerage and banking businesses, have historically

June 2008	Page 9

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

been unpredictable, with significant stock price fluctuations in response to reported trading losses in proprietary trading businesses, actual or perceived problems in risk management systems, the strength of the mergers and acquisitions and capital markets businesses and general economic conditions, among other factors.  Insurance companies, which are the issuers of some of the equity securities held by the Financial Select Sector SPDR Fund, have been and may continue to be subject to severe price competition.  Economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts), which are also held by the Financial Select Sector SPDR Fund.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector or one of the sub-sectors of the financial services sector than a different investment linked to securities of a more broadly diversified group of issuers.

¡
Adjustments to the underlying shares or to the Financial Select Sector Index could adversely affect the value of the notes.  SSgA is the investment adviser to the Financial Select Sector SPDR Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s Corporation, which we refer to as S&P, from the universe of companies represented by the S&P 500 Index.  The Financial Select Sector Index is calculated and disseminated by the American Stock Exchange.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Financial Select Sector SPDR Fund.  Any of these actions could affect the performance of the underlying shares and, consequently, the value of the notes.

¡
The underlying shares and the Financial Select Sector Index are different.  The performance of the shares of the Financial Select Sector SPDR Fund may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index.  It is also possible that the Financial Select Sector SPDR Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA Funds Management, Inc., which we refer to as SSgA, may invest up to 5% of the Financial Select Sector SPDR Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The Financial Select Sector SPDR Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

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The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

Secondary Market Specific Risk Factors

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Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value and volatility of the underlying shares and the Financial Select Sector Index, the dividend yield of the component securities of the Financial Select Sector Index, whether the share price has been outside the price range at any time during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

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The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other

June 2008	Page 10

Protected Absolute Return Barrier Notes
Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

¡
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

Other Risk Factors

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Potential adverse economic interest of the calculation agent.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could affect the share price and, as a result, could cause the share price to move outside the price range.  Even if the share price remains within the price range throughout the observation period, any of these hedging or trading activities on or prior to the pricing date or on or prior to the valuation date could potentially affect the initial share price or the final share price and could, therefore, decrease the amount of cash an investor will receive at maturity.

¡
Not equivalent to investing in the shares of the Financial Select Sector SPDR Fund.  Investing in the notes is not equivalent to investing in the shares of the Financial Select Sector SPDR Fund or the stocks composing the Financial Select Sector Index.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the Financial Select Sector SPDR Fund or the stocks composing the Financial Select Sector Index.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

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Based on the Price of Shares of the Financial Select Sector SPDR Fund due December 20, 2009

Information about the Underlying Shares

The Financial Select Sector SPDR Fund. The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission ( the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the notes offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and the price of the underlying shares at the time we price the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The notes are not sponsored, endorsed, sold, or promoted by MGH or the Trust.  MGH and the Trust make no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The Financial Select Sector Index. The Financial Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the financial sector of the S&P 500 Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.  See “Annex A—The Financial Select Sector Index.”

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Historical Information

The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the underlying shares from January 1, 2003 through May 20, 2008.  The closing share price on May 20, 2008 was $25.53.  We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Financial Select Sector SPDR Fund (CUSIP 81369Y605)	High	Low	Period End
2003
First Quarter	23.75	19.62	20.76
Second Quarter	25.96	21.31	24.55
Third Quarter	26.40	24.74	25.41
Fourth Quarter	28.20	26.05	28.13
2004
First Quarter	30.46	28.09	29.40
Second Quarter	29.71	27.23	28.58
Third Quarter	29.43	27.31	28.46
Fourth Quarter	30.58	27.39	30.53
2005
First Quarter	30.59	28.10	28.39
Second Quarter	29.67	27.65	29.47
Third Quarter	30.37	29.03	29.52
Fourth Quarter	32.45	28.61	31.67
2006
First Quarter	33.18	31.32	32.55
Second Quarter	34.16	31.51	32.34
Third Quarter	34.76	31.62	34.62
Fourth Quarter	37.12	34.54	36.74
2007
First Quarter	37.96	34.80	35.63
Second Quarter	38.02	35.30	36.18
Third Quarter	36.81	32.06	34.32
Fourth Quarter	35.89	28.29	28.93
2008
First Quarter	29.68	23.45	24.87
Second Quarter (through May 20, 2008)	27.71	24.54	25.53

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Annex A

The Financial Select Sector Index

We have derived all information contained in these preliminary terms regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The stocks included in each Select Sector Index, including the Financial Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500 Index.  The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Financial Select Sector Index.

The Financial Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the financial sector of the S&P 500 Index.  As of May 20, 2008, the Financial Services Sector Index included 92 component stocks in the following industries: commercial banks, capital markets; diversified financial services, insurance and real estate.

Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500 Index.  As of the market close on May 20, 2008, the weighting of each Select Sector Index in the S&P 500 Index based on the capitalization of the stocks in the index was as follows:

Select Sector Index	Weighting
The Consumer Discretionary Select Sector Index	8.35%
The Consumer Staples Select Sector Index	10.37%
The Energy Select Sector Index	14.92%
The Financial Select Sector Index	16.23%
The Health Care Select Sector Index	11.21%
The Industrial Select Sector Index	11.74%
The Materials Select Sector Index	3.81%
The Technology Select Sector Index	19.70%
The Utilities Select Sector Index	3.67%
Total	100.00%

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology.  See “—The S&P 500 Index Methodology” below.  The daily calculation

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of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

The S&P 500 Index Methodology

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such

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as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

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